EXHIBIT 5
Opinion and Consent of Blackwell Sanders Peper Martin LLP
[letterhead of Blackwell Sanders Peper Martin LLP]
February 16, 2006
Government Properties Trust, Inc.
13625 California Street
Suite 310
Omaha, NE 68154
          Re:       Registration Statement on Form S-3 (File No. 333-129351)
Ladies and Gentlemen:
          We refer to the Registration Statement on Form S-3 (File No. 333-129351) filed by Government Properties Trust, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offer and sale of up to $200,000,000 of shares of common and preferred stock (the “Securities”). We are familiar with the proceedings to date with respect to the proposed offer and sale of the Securities and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter.
          Based on the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and validly existing under the laws of the State of Maryland.

2.	The Securities will be duly and validly authorized and, upon issuance and delivery of the Shares against payment therefor in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act and (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Securities as contemplated by the Registration Statement.
          For the purposes of this letter, we have assumed that (i) at the time of the issuance, sale and delivery of the Securities, the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) at the time of the issuance, sale and delivery of the Securities, the Company’s Charter and Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect except as may be necessary to designate a new class of preferred stock.
          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.
Very truly yours,
/s/ Blackwell Sanders Peper Martin LLP